MDU Resources Initiates 2008 Earnings Guidance, Updates 2007

BISMARCK, N.D. – Dec. 3, 2007– MDU Resources Group, Inc. (NYSE:MDU) announced today its projections on earnings per common share for 2008. Earnings per common share, diluted, for 2008 are expected to be in the range of $1.65 to $1.90.

The company also updated its 2007 earnings per share guidance. Earnings per common share, diluted, from continuing operations, are expected to be in the range of $1.65 to $1.75. Including a $91.5 million (after tax) gain on the sale of the domestic independent power production assets and earnings from discontinued operations, earnings per common share, diluted, are expected to be in the range of $2.25 to $2.35.

“MDU Resources has experienced a dynamic 2007 and expects another record year of earnings. We sold our domestic independent power production assets recording the gain of $91.5 million and doubled our natural gas utility customer base through the acquisition of Cascade Natural Gas,” said President and Chief Executive Officer Terry D. Hildestad. “Our construction services group increased earnings by 45 percent through September over the prior year comparable period, and we made five acquisitions in our construction materials segment. Our energy group also completed a 41 million-cubic-foot expansion of the Grasslands pipeline on Nov. 1 and has increased natural gas and oil production. Throughout the corporation, our employees continue to do a fantastic job applying their expertise and innovativeness.

“Looking forward to 2008, we are excited as we expect to have another solid year. Although we expect continued cyclicality in the construction materials business related to private markets, our fundamentals are strong. As we have experienced in the past, these types of cycles tend to be offset by improvements in our other core businesses.

“We expect to increase our natural gas and oil production and reserves as well as our natural gas pipeline throughput in 2008 and expect to continue growing our aggregate reserves. In addition, we have an excellent work backlog in our construction services group. Also, our utility group expects to add approximately 20 megawatts of wind-powered electric generation later this year and to realize the full-year effects of the Cascade Natural Gas acquisition in 2008. MDU Resources’ diversified business model serves as the foundation for continued value creation for our shareholders in 2008.”

The company will host a webcast at 10:30 a.m. EST Dec. 4 to discuss operational strategy, a financial overview and 2008 earnings guidance. The event can be accessed at www.mdu.com. A replay will be available. An audio replay also will be available by calling (800) 642-1687, or (706) 645-9291 for international callers. The conference ID is 24290823.

OUTLOOK

The following information highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted points are forward-looking statements. There is no assurance that the company’s projections, including estimates for growth and changes in earnings, will in fact be achieved. Please refer to assumptions contained in this section, as well as the various important factors listed at the end of this document under the heading “Risk Factors and Cautionary Statements that May Affect Future Results.” Changes in such assumptions and factors could cause actual future results to differ materially from targeted growth and earnings projections.

MDU Resources Group, Inc.
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Earnings per common share for 2007, diluted, are projected in the range of $2.25 to $2.35. The earnings per share guidance range includes the gain of $91.5 million (after tax) on the sale of the domestic independent power production assets, and earnings from discontinued operations. Earnings per common share, diluted, from continuing operations are expected to be in the range of $1.65 to $1.75.

•	Earnings per common share for 2008, diluted, are projected in the range of $1.65 to $1.90.
•	Long-term compound annual growth goals on earnings per share from operations are in the range of 7 percent to 10 percent.
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Excluding the proceeds from the sale of the domestic independent power production assets and including the acquisition of Cascade Natural Gas Corp., capital expenditures for 2007 are estimated at $1.16 billion. The company anticipates investing approximately $640 million in 2008.

 Energy

Natural Gas and Oil Production
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In 2008, the company expects a combined natural gas and oil production increase in the range of 5 percent to 8 percent, dependent upon the timely receipt of regulatory approvals and the success of exploration activities.

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The company expects to participate in more than 350 wells in 2008. Specifically, the company expects to drill approximately 240 operated wells (approximately 195 net wells) in the Rocky Mountain region, which includes the Baker, Bowdoin, Powder River Basin coalbed and Big Horn Basin areas.

•	Earnings guidance reflects estimated natural gas prices for 2008 as follows:

Index*	Price/Thousand Cubic Feet (Mcf)
Ventura	$6.75 to $7.25
NYMEX	$7.25 to $7.75
CIG	$5.50 to $6.00

During 2007, the company expects that more than three-fourths of its natural gas production will be priced at non-NYMEX prices, the majority of which is expected at Ventura pricing.
•	Earnings guidance reflects estimated NYMEX crude oil prices for 2008 in the range of $75 to $80 per barrel.
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For 2008, the company has hedged approximately 30 percent to 35 percent of its estimated natural gas production and less than 5 percent of its estimated oil production. The hedges that are in place as of Nov. 30 for 2008 are summarized in the following chart:

Commodity	Index*	Period Outstanding	Forward Notional Volume (MMBtu/Bbl)	Price Swap or Costless Collar Floor-Ceiling (Per MMBtu/Bbl)
Natural Gas	Ventura	1/08 - 3/08	910,000	$8.00-$8.75
Natural Gas	Ventura	1/08 - 3/08	364,000	$9.01
Natural Gas	Ventura	1/08 - 3/08	910,000	$9.35
Natural Gas	CIG	1/08 - 3/08	910,000	$7.00-$7.79
Natural Gas	CIG	1/08 - 3/08	910,000	$8.06
Natural Gas	Ventura	4/08 - 10/08	1,070,000	$7.00-$8.05
Natural Gas	Ventura	4/08 - 10/08	1,070,000	$7.00-$8.06
Natural Gas	Ventura	4/08 - 10/08	1,070,000	$7.45
Natural Gas	Ventura	4/08 - 10/08	1,070,000	$7.50-$8.70
Natural Gas	Ventura	4/08 - 10/08	1,070,000	$8.005
Natural Gas	Ventura	1/08 - 12/08	1,830,000	$7.00-$8.45
Natural Gas	Ventura	1/08 - 12/08	1,830,000	$7.50-$8.34
Natural Gas	Ventura	1/08 - 12/08	3,294,000	$8.55
Natural Gas	NYMEX	1/08 - 12/08	1,830,000	$7.50-$10.15
Natural Gas	CIG	4/08 - 12/08	1,375,000	$6.75-$7.04
Natural Gas	CIG	4/08 - 12/08	1,375,000	$6.35
Natural Gas	CIG	4/08 - 12/08	1,375,000	$6.41
Natural Gas	Ventura	11/08 - 12/08	610,000	$8.85
Crude Oil	NYMEX	1/08 - 12/08	73,200	$67.50-$78.70
* Ventura is an index pricing point related to Northern Natural Gas Co.’s system; CIG is an index pricing point related to Colorado Interstate Gas Co.’s system.

Pipeline and Energy Services
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Based on anticipated demand, additional incremental expansions to the Grasslands Pipeline are forecasted over the next few years. An expansion to 138,000 Mcf per day of firm capacity was completed Nov. 1. Through additional compression, the pipeline firm capacity could ultimately reach 200,000 Mcf per day.

•	In 2007, total gathering and transportation throughput is expected to increase approximately 8 percent over 2006 levels.
•	In 2008, total gathering and transportation throughput is expected to be slightly higher than projected 2007 record levels.

Construction Materials and Mining
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A key long-term strategic objective is to further expand, through acquisitions, the company’s presence in the higher-margin materials business (including rock, sand, gravel, liquid asphalt, ready-mixed concrete and related products), complementing and expanding on the company’s expertise.

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The cyclical impact resulting from the downturn in the residential housing sector is expected to be minimized by a continued emphasis on operational improvement strategies. In addition, ongoing efforts to increase margin are being pursued through the execution of national purchasing accounts for equipment, parts and commodities (such as liquid asphalt, diesel fuel, cement and other materials), as well as negotiation of contract price escalation provisions.

•	The company anticipates margins in 2007 and 2008 to be comparable to 2006.
•	Work backlog as of Sept. 30 was approximately $520 million compared to $594 million at Sept. 30, 2006.
•	The company has 1.2 billion tons of strategically located aggregate reserves, a key element of its vertical integration strategy. The company intends to grow and expand its reserve base.

Utility Resources
Construction Services
•	The company anticipates higher average margins in 2007 as compared to 2006.
•	The company anticipates margins in 2008 to be slightly lower than 2007.
•	The company continues to focus on costs and efficiencies to enhance margins.
•	Work backlog as of Sept. 30 was approximately $826 million compared to a backlog of $505 million at Sept. 30, 2006.

Electric and Natural Gas Distribution
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The company is analyzing potential projects for accommodating load growth and replacing an expired purchased power contract with company-owned generation, which will add to base-load capacity and rate base. A filing in North Dakota for an advanced determination of prudence of participation in Big Stone II was made in November 2006. The company requested suspension of the filing given the need to consider the impact of the withdrawal of certain other parties in the project. A new procedural schedule is expected to be established after consideration of optimal plant configuration by the remaining participants. A new schedule also is expected to be set for certain regulatory proceedings applicable to the Certificate of Need filing in Minnesota relative to related transmission. The company will evaluate its level of participation based on the plant configuration ultimately selected by the participants and other business considerations, and currently anticipates it would own at least 116 MW of Big Stone II. The plant is projected to be completed in 2013. A final decision on the project will be made when major permits are issued.

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The company is in the process of constructing approximately 20 MW of wind-powered electric generation near Baker, Mont. The project includes 13, 1.5-MW wind turbines at a project cost of approximately $37 million. The project is expected to be rate based and on line in late 2007.

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On July 12, Montana-Dakota Utilities Co. filed an electric rate case with the Montana Public Service Commission requesting an increase of $7.8 million annually, or approximately 22 percent above current rates. The company requested a fuel and purchased power tracking adjustment and an off-system sales margin sharing adjustment. The company also requested an interim increase of $3.9 million annually, subject to refund. A final order is expected by May 2008.

•	This business continues to pursue expansion of energy-related services and expects continued strong customer growth in Washington and Oregon.

Risk Factors and Cautionary Statements that May Affect Future Results
The information in this release includes certain forward-looking statements, including earnings per share guidance and statements by the president and chief executive officer of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Following are important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements.

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The company’s natural gas and oil production and pipeline and energy services businesses are dependent on factors, including commodity prices and commodity price basis differentials, that cannot be predicted or controlled.

•	The construction, startup and operation of power generation facilities may involve unanticipated changes or delays that could negatively impact the company’s business and its results of operations.
•	Economic volatility affects the company’s operations, as well as the demand for its products and services and, as a result, may have a negative impact on the company’s future revenues.
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The company relies on financing sources and capital markets. If the company is unable to obtain economic financing in the future, the company’s ability to execute its business plans, make capital expenditures or pursue acquisitions that the company may otherwise rely on for future growth could be impaired.

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Some of the company’s operations are subject to extensive environmental laws and regulations that may increase costs of operations, impact or limit business plans, or expose the company to environmental liabilities.

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One of the company’s subsidiaries is subject to ongoing litigation and administrative proceedings in connection with its coalbed natural gas development activities. These proceedings have caused delays in coalbed natural gas drilling activity, and the ultimate outcome of the actions could have a material negative effect on existing coalbed natural gas operations and/or the future development of its coalbed natural gas properties.

•	The company is subject to extensive government regulations that may delay and/or have a negative impact on its business and its results of operations.
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The value of the company’s investments in foreign operations may diminish because of political, regulatory and economic conditions and changes in currency exchange rates in countries where the company does business.

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One of the company’s subsidiaries is engaged in litigation with a nonaffiliated natural gas producer that has been conducting drilling and production operations that the subsidiary believes is causing diversion and loss of storage gas from one of its storage reservoirs. If the subsidiary is not able to obtain relief through the courts or regulatory process, its storage operations could be materially and adversely affected.

•	Weather conditions can adversely affect the company’s operations and revenues.
•	Competition is increasing in all of the company’s businesses.
•	Other factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include:
o	Acquisition, disposal and impairments of assets or facilities.
o	Changes in operation, performance and construction of plant facilities or other assets.
o	Changes in present or prospective generation.
o	The availability of economic expansion or development opportunities.
o	Population growth rates and demographic patterns.
o	Market demand for, and/or available supplies of, energy- and construction-related products and services.
o	The cyclical nature of large construction projects at certain operations.
o	Changes in tax rates or policies.
o	Unanticipated project delays or changes in project costs, including related energy costs.
o	Unanticipated changes in operating expenses or capital expenditures.
o	Labor negotiations or disputes.
o	Inability of the various contract counterparties to meet their contractual obligations.
o	Changes in accounting principles and/or the application of such principles to the company.
o	Changes in technology.
o	Changes in legal or regulatory proceedings.
o	The ability to effectively integrate the operations and the internal controls of acquired companies.
o	The ability to attract and retain skilled labor and key personnel.
o	Increases in employee and retiree benefit costs.

For a further discussion of these risk factors and cautionary statements, refer to Item 1A – Risk Factors in the company’s most recent Form 10-K and Form 10-Q.

MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure, operating in three core lines of business:  energy, construction materials and utility resources. MDU Resources includes natural gas and oil production, natural gas pipelines and energy services, construction materials and mining, construction services, and electric and natural gas utilities. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

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Financial Contacts:
Vernon A. Raile, executive vice president, treasurer and chief financial officer, (701) 530-1003
Phyllis A. Rittenbach, director of investor relations, (701) 530-1057

Media Contact:
Rick Matteson, director of communications and public affairs, (701) 530-1700